Exhibit 99.1

ContraVir Pharmaceuticals Announces Adjournment of Annual Meeting of Stockholders

EDISON, N.J., January 15, 2019 - ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of liver disease arising from chronic viral infection and non-alcoholic steatohepatitis, announced today that its 2018 Annual Meeting of Stockholders scheduled to be held on January 15, 2019 (the “Annual Meeting”) was adjourned due to a lack of a quorum on the proposals to be approved.  The Company intends to set a new record date and will add additional proposals to be voted on at the Annual Meeting.

The Company will file and mail a new proxy statement to its shareholders of record as soon as practical after its Board of Directors approves the new record date and schedules a new date and time for its Annual Meeting.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted therapies for liver disease arising from chronic hepatitis B, C and D virus (HBV, HVC, HDV) and non-alcoholic steatohepatitis (NASH). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a direct acting antiviral (DAA) nucleotide analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a host-targeting antiviral (HTA) next-generation cyclophilin inhibitor with a novel chemical structure that optimizes the selective index against HBV.  In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg), while offering additional benefits such as reducing liver fibrosis and hepatocellular carcinoma tumor burden.  For more information visit www.contravir.com

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer
ContraVir Investor Relations

(646) 274-3580

skilmer@contravir.com